Exhibit 10.2
July 10, 2017

Mr. Richard A. Boehne
312 Walnut Street
Cincinnati, OH 45202
Dear Rich,
The purpose of this letter agreement is to confirm the terms by which you will serve The E. W. Scripps Company (the “Company”) as its non-executive Chairman of the Board of Directors (“Non-Executive Chairman”) following your retirement as President and Chief Executive Officer of the Company.
1.    Retirement. Effective as of the end of the day on August 7, 2017 (the “Retirement Date”), you hereby resign as an officer of the Company and its affiliates (including, without limitation, as President and Chief Executive Officer of the Company) and will cease to be an employee of any and all of the foregoing. In addition, effective as of as the Retirement Date, you hereby resign from any and all directorships you may hold with the Company’s affiliates. The Company agrees to waive the requirement of ninety (90) days’ written notice of your resignation as otherwise required under the Employment Agreement between you and the Company, dated as of February 15, 2011 and amended as of November 14, 2014 (the “Employment Agreement”).
2.    Board Service. Immediately following the Retirement Date, you agree to continue to serve as a member of the Board of Directors of the Company (the “Board”), subject to re-election by the Company’s shareholders, and shall serve as Non-Executive Chairman until your successor is duly elected and qualified, or until the earlier of your death, resignation, retirement, or removal from such position.
3.    Compensation
(a)    Board Fees. As compensation for your service as a director, the Company will pay you the Board retainers and committee and meeting fees in effect from time-to-time, and as additional compensation for your service as Non-Executive Chairman, the Company will pay you a retainer of $100,000 for service during the period commencing immediately after the Retirement Date and ending December 31, 2017 and thereafter at an annual rate of $120,000 until changed by the Board. You will not be eligible for an equity grant with respect to your Board service in 2017, but you will be eligible to receive an equity grant for such service in future years in accordance with the Board compensation policy then in effect.

(b)    Office Space and Expenses. During your service as Non-Executive Chairman, and solely for your convenience, the Company shall provide you with an office at such location or locations as you and the Company shall mutually determine, access to the Company’s telephone, email and computer systems and appropriate administrative support; provided that you are not required hereunder to work exclusively on the Company’s premises and are permitted to perform your services hereunder from home or other locations. The Company will reimburse you for any reasonable business expenses actually and properly incurred by you in connection with carrying out your duties as Non-Executive Chairman in accordance with applicable Company business expense reimbursement policies.
4.    Employment Agreement. The Employment Agreement shall automatically terminate as of the Retirement Date with no further force or effect. You acknowledge and agree that you shall not be entitled to any severance payments or benefits under the Employment Agreement or under any severance plan or policy of the Company in connection with your termination of employment.
5.    Other Benefits. All payments and benefits to which you may be entitled upon your retirement shall be governed by, and subject to the conditions of, the Company plans and programs in which you participate, including without limitation the Company’s Executive Annual Incentive Plan, the Scripps Executive Deferred Compensation Plan, the Scripps Transition Credit Plan and the Scripps Supplemental Executive Retirement Plan and all outstanding equity award agreements. Without limiting the foregoing, you and your dependents may continue your participation in the Company’s group health and dental plan in accordance with the retiree medical provisions thereof or COBRA, as applicable. You will be required to pay the full cost of the premiums under the health and dental plan, and the Company will reimburse you for the portion of such premiums that would be paid by the Company if you were an active employee for the 18-month period following the Retirement Date. The premium reimbursements will be included in your income for tax purposes to the extent required by applicable law and the Company may withhold taxes from the reimbursements or your other compensation for this purpose.
6.    Separation from Service. You and the Company agree that the anticipated level of services that you will perform for the Company from the Retirement Date through and until December 31, 2017 will be in excess of 20% of the average level of services that you had performed for the Company during the three-year period prior to the Retirement Date. Therefore, the parties hereto acknowledge and agree that your “separation form service” for purposes of Section 409A of the Internal Revenue Code will not occur until January 1, 2018.
7.    Relationship. It is the intention of the parties to this letter agreement that, after the Retirement Date, you will not be an employee of the Company and nothing in this letter agreement shall be construed to create an employment relationship between you and the Company following the Retirement Date. You recognize, acknowledge and agree that all compensation paid to you for your services under this letter agreement shall constitute income from self-employment and you shall be required to pay self-employment taxes pursuant to Section 1401 of the Internal Revenue Code. You recognize, acknowledge and agree that the

Company, its officers, directors, and employees shall have no obligation or liability whatsoever to you, your heirs, administrators, assigns, or creditors for workers’ compensation, federal and state payroll taxes, unemployment compensation, minimum wages, Social Security assessments or similar charges, taxes or liabilities applicable to an employment relationship.
8.    Future Cooperation. In consideration of the benefits provided under this letter agreement, you agree to cooperate with the Company and its affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, being available to the Company and its affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments. You shall be reimbursed for the reasonable expenses (excluding attorney fees) you incur in connection with any such cooperation and/or assistance. Any such reimbursement shall be paid to you no later than the 15th day of the second month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to your timely submission to the Company of proper documentation with respect thereto).
9.    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (a) if to you: your most recent address on the records of the Company; and (b) if to the Company: 312 Walnut Street, Cincinnati, OH 45202, Attention: Chairman of the Compensation Committee; or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.
10.    Miscellaneous. This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as Non-Executive Chairman. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and an officer of the Company duly authorized by the Board. Neither party may assign or delegate any of its or his obligations hereunder without the prior written consent of the other party, provided that the Company may assign this letter agreement in connection with a sale or other disposition of all or substantially all of its assets. This letter agreement shall be binding upon and shall inure to the benefit of you and your administrators, executors, heirs and permitted assigns, and the Company and its successors and permitted assigns. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your service with the Company or any other relationship between you and the Company will be governed by Ohio law, excluding laws relating to conflicts or choice of law.
(Signatures are on the following page)

Sincerely,
THE E.W. SCRIPPS COMPANY

/s/ Roger L. Ogden___________________
Roger L. Ogden
Chairman, Compensation Committee

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Richard A. Boehne___________________
Richard A. Boehne

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